Issuer Free Writing Prospectus filed pursuant to Rule 433
Registration Statement No. 333-216463

Pricing Term Sheet

Dated March 9, 2017

DELTA AIR LINES, INC.

2.875% Notes Due 2020

Issuer:	Delta Air Lines, Inc.

Size:	$1,000,000,000

Maturity Date:	March 13, 2020

Coupon:	2.875%

Price:	99.727% of face amount

Yield to Maturity:	2.971%

Spread to Benchmark Treasury:	+130 basis points

Benchmark Treasury:	1.375% UST due February 15, 2020

Benchmark Treasury Price and Yield:	99-05; 1.671%

Interest Payment Dates:	March 13 and September 13, commencing September 13, 2017

Optional Redemption:	The Notes will be redeemable, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in each case, accrued and unpaid interest on the principal amount of the Notes to be redeemed to the date of redemption.

Settlement Date:	T+3; March 14, 2017

CUSIP:	247361 ZK7

ISIN:	US247361ZK72

Ratings (Moody’s / S&P / Fitch)*:	Baa3 (Stable) / BB+ (Positive) / BBB- (Stable)

Minimum Denomination	$2,000 and integral multiples of $1,000 in excess thereof.

Concurrent Debt Offering:	The Issuer is also offering $1,000,000,000 of its 3.625% Notes due 2022.

Joint Book-Running Managers:

Barclays Capital Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

U.S. Bancorp Investments, Inc.

Co-Managers:	BNP Paribas Securities Corp. Guzman & Company Natixis Securities Americas LLC The Williams Capital Group, L.P. UBS Securities LLC Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a base prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus and preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847, Goldman, Sachs & Co. at (866) 471-2526, J.P. Morgan at (212) 834-4533 or Morgan Stanley & Co. LLC at (866) 718-1649.

DELTA AIR LINES, INC.

3.625% Notes Due 2022

Issuer:	Delta Air Lines, Inc.

Size:	$1,000,000,000

Maturity Date:	March 15, 2022

Coupon:	3.625%

Price:	99.986% of face amount

Yield to Maturity:	3.628%

Spread to Benchmark Treasury:	+150 basis points

Benchmark Treasury:	1.875% UST due February 28, 2022

Benchmark Treasury Price and Yield:	98-26; 2.128%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2017

Optional Redemption

At any time prior to February 15, 2022 (one month prior to the maturity date) the Notes will be redeemable, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would have been made if such Notes matured on February 15, 2022 (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in either case, accrued and unpaid interest on the principal amount of the Notes to be redeemed to the date of redemption.

At any time on or after February 15, 2022 the Notes will be redeemable, in whole or in part, at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to date of redemption.

Settlement Date:	T+3; March 14, 2017

CUSIP:	247361 ZJ0

ISIN:	US247361ZJ00

Ratings (Moody’s / S&P / Fitch)*:	Baa3 (Stable) / BB+ (Positive) / BBB- (Stable)

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof.

Concurrent Debt Offering:	The Issuer is also offering $1,000,000,000 of its 2.875% Notes due 2020.

Joint Book-Running Managers:

Barclays Capital Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

U.S. Bancorp Investments, Inc.

Co-Managers:	BNP Paribas Securities Corp. Guzman & Company Natixis Securities Americas LLC The Williams Capital Group, L.P. UBS Securities LLC Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a base prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus and preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847, Goldman, Sachs & Co. at (866) 471-2526, J.P. Morgan at (212) 834-4533 or Morgan Stanley & Co. LLC at (866) 718-1649.